Exhibit 99.1

Altria Group, Inc. Director Thomas W. Jones Announces Decision
to Retire from Board of Directors
RICHMOND, Va. (March 2, 2017) - Thomas W. Jones, a member of the Board of Directors of Altria Group, Inc. (Altria) since 2002, has notified the company of his decision to retire from Board service following completion of his current term. Consequently, Mr. Jones will not stand for re-election to the Board of Directors at Altria’s 2017 Annual Meeting of Shareholders.
“While we understand Tom’s decision to retire from the Board after 15 distinguished years of service,” said Martin J. Barrington, Altria’s Chairman, Chief Executive Officer and President, “we will miss his intelligence and guidance. Altria has benefited from Tom’s significant contributions to Altria over many years, including his leadership as Chair of our Finance Committee.  We wish Tom all the very best.”
Mr. Jones, Altria’s most senior director, currently serves as a member of the Audit, Compensation, Executive and Finance Committees.
He is Senior Partner of TWJ Capital LLC, an investment company, and former Chairman and Chief Executive Officer of Global Investment Management with Citigroup Inc.

Source: Altria Group, Inc.

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